UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):   June 15, 2004

FactSet Research Systems Inc.

(Exact name of Registrant as specified in its charter)

Delaware	1-11869	13-3362547
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification Number)

One Greenwich Plaza
Greenwich, Connecticut 06830-6352
(Address of principal executive offices)

(203) 863-1500
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Item 7.    Financial Statements and Exhibits

                 (c)         Exhibits

Exhibit
No.	Description
–––––	––––––––––––––––––––––––––––––
99.1	Press Release, dated as of June 15, 2004

Item 12.    Results of Operations and Financial Condition

On June 15, 2004, FactSet Research Systems Inc. issued a press release announcing its results for the nine months ended May 31, 2004. The press release is attached as Exhibit 99.1 to this report on Form 8-K. This information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

SIGNATURES

       Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FACTSET RESEARCH SYSTEMS INC.
(Registrant)
By:

Date:	June 24, 2004	/s/ ERNEST S. WONG
––––––––––––––––––––––––––––––––––
Ernest S. Wong,
Senior Vice President, Chief Financial Officer,
Treasurer and Secretary

EXHIBIT 99.1

EXHIBIT INDEX

Exhibit
No.	Description of Document
–––––	––––––––––––––––––––––––––––––––––––––––––––––––––––––––
99.1	Press Release of Registrant, dated June 15, 2004 reporting the results of operations for the Registrant’s third quarter ended May 31, 2004.

FactSet Research Systems Inc.
One Greenwich Plaza
Greenwich, Connecticut   06830-6352
203.863.1500/ 203.863.1501 Fax

News Release

FOR IMMEDIATE RELEASE

FactSet Research Systems Reports Record Results for Second Quarter of Fiscal 2004

Greenwich, Conn.—June 15, 2004 — FactSet Research Systems Inc. (NYSE: FDS), a major supplier of computer-based financial and economic data to the investment community, today announced its results for the third quarter of fiscal 2004. Revenues for the quarter rose 11.9% to $63.6 million, net of clearing fees of $1.9 million, compared to the prior year period. Operating income grew 11.9% to $21.8 million, net income increased 2.9% to $14.7 million and diluted earnings per share advanced 9.8% to $0.45. Included in this quarter is an income tax benefit of $760,000, which amounted to a $0.02 increase to diluted earnings per share. Also included in the third quarter of fiscal 2003 was an income tax benefit of $1.3 million which added $0.04 to diluted earnings per share.

For the nine months ended May 31, 2004, revenue increased 11.8% to $184.2 million, net of clearing fees of $5.7 million, compared to the prior year period. Operating income increased 14.4% to $64.4 million, net income advanced 14.2% to $43.3 million and diluted earnings per share grew 15.5% to $1.27. Income tax benefits recognized in the second and third quarters of fiscal 2004 resulted in a $0.04 increase in diluted earnings per share for the first nine months of fiscal 2004. During the first nine months of fiscal 2003, FactSet also recorded an income tax benefit resulting in a $0.04 increase in diluted earnings per share.

FactSet Research Systems Inc.
Consolidated Statements of Income (Condensed and Unaudited)

	Three Months Ended			Nine Months Ended
	May 31, 2004 and May 31, 2003			May 31, 2004 and May 31, 2003
(In thousands, except per share data)	2004	2003	Change	2004	2003	Change

Revenues	$63,600	$56,832	11.9%	$184,228	$164,732	11.8%
Operating income	21,831	19,503	11.9	64,373	56,255	14.4
Net Income	14,687	14,268	2.9	43,332	37,951	14.2
Diluted earnings per share	$0.45	$0.41	9.8	$1.27	$1.10	15.5
Diluted weighted average common shares	32,549	34,607		34,091	34,626

“We are pleased to report our financial performance this quarter,” said Philip A. Hadley, Chairman and CEO. “FactSet’s addition of 39 net new clients demonstrates the value our services continue to provide to the marketplace. Our recent acquisition of CallStreet, LLC, a leading provider of quarterly earnings call transcripts to the investment community, will enable us to further augment the broad array of content available on our workstations.”

As of May 31st, the Company’s 1,031 clients, representing over 19,900 users, subscribed to services totaling $260.9 million in subscriptions, an increase of 14.4% in the past year. Of this total, subscriptions from FactSet’s overseas operations were $53.1 million, up 19.3% since May 31, 2003. FactSet’s client retention rate continued to be above 95%. Subscriptions at any given point in time represent the forward-looking revenues for the next 12 months from all services currently being supplied to clients. During the third quarter of fiscal 2004, reserves were increased to account for certainisolated events that were settled during the quarter. The increase negatively impacted our operating margin by over 100 basis points.

Other operational highlights of the third quarter of fiscal 2004 include:

•	Demand for FactSet’s Portfolio Managers Workstation (PMW) applications rose to over 370 clients, consisting of approximately 2,800 users, subscribing to the service as of May 31, 2004.
•	Revenues from FactSet’s European and Pacific Rim operations were $9.9 million and $2.9 million, up $1.2 million and $400,000, respectively, from the same period a year ago.
•	In March 2004, the Company purchased one million shares of its common stock from one of its co-founders, Charles J. Snyder. The purchase reduced the Company’s weighted average common shares by 833,333 in the third quarter of fiscal 2004. In subsequent quarters, the purchase will decrease the Company’s weighted average common shares by an additional 166,667.
•	Included in the fiscal third quarter of 2004 is an income tax benefit of $760,000 resulting from additional state and federal tax planning and certain changes in estimates relating to fiscal 2003.

In the fourth quarter of fiscal 2003, FactSet changed the presentation of its revenues in order to report them on a net rather than gross basis. This restatement at that time had no effect on the then previously reported operating income, net income, earnings per share or stockholders’ equity for periods prior to the restatement. All the restated quarterly and annual amounts for prior required reporting periods have previously been presented in FactSet’s Annual Report on Form 10-K for fiscal 2003. In the third quarter of fiscal 2004, revenue generated from cash paying clients totaled $50.8 million and revenue generated from commission paying clients, net of $1.9 million in clearing fees, amounted to $12.8 million. For the first nine months of fiscal 2004, revenue generated from cash paying clients totaled $144.0 million and revenue generated from commission paying clients, net of $5.7 million in clearing fees, amounted to $40.2 million.

Business Outlook

The following forward-looking statements reflect FactSet’s expectations as of June 15, 2004. Given the number of risk factors, uncertainties and assumptions discussed below, actual results may differ materially. The Company does not intend to update its forward-looking statements until its next quarterly results announcement, other than in publicly available statements.

Fourth Quarter Fiscal 2004 Expectations

o	Revenues are expected to range between $65.5 million and $67 million.
o	Operating margins are expected to range between 34% and 35% excluding $1.2 million in projected real estate relocation costs from the consolidation of the Company’s current Greenwich and Stamford offices into a single office in Norwalk, Connecticut.
o	The effective tax rate is expected to range between 36.5% and 37.0%.

Full Year Fiscal 2004

o	Capital expenditures should total approximately $35 million.

This news release contains forward-looking statements based on management’s current expectations, estimates and projections. All statements that address expectations or projections about the future, including statements about the Company’s strategy for growth, product development, market position, subscriptions and expected expenditures and financial results are forward-looking statements. Forward-looking statements may be identified by words like “expected,” “anticipates,” “plans,” “intends,” “projects,” “should,” “indicates,” “continues”, “subscriptions” and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in FactSet’s filings with the Securities and Exchange Commission, particularly its latest annual report on Form 10-K, as well as others, could cause results to differ materially from those stated. These factors include, but are not limited to, the ability to hire qualified personnel; maintenance of the Company’s leading technological position; the impact of global market trends on the Company’s revenue growth rate and future results of operations; the negotiation of contract terms with corporate vendors, data suppliers and potential landlords; retention of key clients; the successful resolution of ongoing audits by tax authorities; the continued employment of key personnel; the absence of U.S. or foreign governmental regulation restricting international business; and the sustainability of historical levels of profitability and growth rates in cash flow generation.

Conference Call

The Company will host a conference call today, June 15th, at 11:00 a.m. (EST) to review the third quarter fiscal 2004 earnings release. To listen, please visit the investor relations section of the Company’s website at www.factset.com.

About FactSet

FactSet Research Systems Inc. is a leading provider of global financial and economic information, including fundamental data on tens of thousands of companies worldwide. Combining more than 200 databases into its own dedicated online service, the Company also provides the tools to download, combine and manipulate the data for investment analysis.

The Company, headquartered in Greenwich, Connecticut, was formed in 1978 and now conducts operations from nineteen locations worldwide including Boston, New York, Chicago, San Mateo, London, Frankfurt, Paris, Tokyo, Hong Kong, and Sydney. As of May 31, 2004, the Company had 851 employees worldwide.

FactSet Research Systems Inc.
Consolidated Statements of Financial Condition

(In thousands and unaudited)	May 31,	August 31,
ASSETS	2004	2003

Cash and cash equivalents	$ 40,152	$ 51,126
Investments	59,614	118,136
Receivables from clients and clearing brokers, net	39,807	35,704
Deferred taxes	5,870	5,493
Other current assets	4,152	1,888
Total current assets	149,595	212,347
Property, equipment and leasehold improvements, net	21,942	19,347
Goodwill	19,937	13,677
Intangible assets, net	6,387	5,195
Deferred taxes	4,365	3,467
Other assets	2,266	2,126
Total assets	$204,492	$256,159
	=======	=======
LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable and accrued expenses	$ 16,131	$ 13,793
Accrued compensation	14,018	15,228
Deferred fees	9,827	9,876
Dividends payable	2,174	2,020
Current taxes payable	6,399	2,457
Total current liabilities	48,549	43,374
Deferred rent and other liabilities	7,479	556
Total liabilities	56,028	43,930
	=====	=====
Stockholders’ Equity:
Common stock	351	346
Capital in excess of par value	57,178	47,413
Retained earnings	230,821	193,611
Treasury stock, at cost	(139,506)	(28,991)
Accumulated other comprehensive loss	(380)	(150)
Total stockholders’ equity	148,464	212,229

Total liabilities and stockholders’ equity	$204,492	$256,159
	=======	=======

FactSet Research Systems Inc.
Consolidated Statements of Income

	Three Months Ended		Nine Months Ended
	May 31,	May 31,	May 31,	May 31,
(In thousands, except per share data and unaudited)	2004	2003	2004	2003

Revenues	$63,600	$56,832	$184,228	$164,732

Cost of services	18,394	16,673	54,464	48,811
Selling, general and administrative	23,375	20,656	65,391	59,666

Total operating expenses	41,769	37,329	119,855	108,477

Income from operations	21,831	19,503	64,373	56,255

Other income	223	509	1,644	1,651

Income before income taxes	22,054	20,012	66,017	57,906

Provision for income taxes	7,367	5,744	22,685	19,955

Net income	$14,687	$14,268	$43,332	$37,951
	======	======	======	======

Basic earnings per common share	$0.47	$0.43	$1.33	$1.13
	====	====	====	====
Diluted earnings per common share	$0.45	$0.41	$1.27	$1.10
	====	====	====	====
Weighted average common shares (Basic)	31,189	33,455	32,639	33,624
	=====	=====	=====	=====
Weighted average common shares (Diluted)	32,549	34,607	34,091	34,626
	=====	=====	=====	=====

FactSet Research Systems Inc.
Consolidated Statements of Cash Flows	Nine Months Ended
	May 31,	May 31,
(In thousands and unaudited)	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$43,332	$37,951
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	10,730	13,010
Deferred tax (benefit) provision	(1,955)	1
Gain on sale of equipment	(235)	– –
Accrued ESOP contribution	1,980	1,746
	53,852	52,708
Changes in assets and liabilities, net of effects of acquisitions
Receivables from clients and clearing brokers	(4,035)	(3,087)
Accounts payable and accrued expenses	1,798	1,890
Accrued compensation	(758)	(335)
Deferred fees	(830)	(1,711)
Current taxes payable	3,942	2,530
Other working capital accounts, net	(1,219)	(88)
Income tax benefits from stock option exercises	792	841
Net cash provided by operating activities	53,542	52,748

CASH FLOWS FROM INVESTING ACTIVITIES
Sales (Purchases) of investments, net	58,291	(27,167)
Acquisition of business, net of cash acquired	(6,478)	(7,702)
Landlord contributions to leasehold improvements	6,092	– –
Purchases of property, equipment and leasehold improvements	(12,467)	(5,047)
Net cash provided by (used in) investing activities	45,438	(39,916)

CASH FLOWS FROM FINANCING ACTIVITIES
Dividend payments	(5,676)	(4,772)
Repurchase of common stock	(110,515)	(16,429)
Proceeds from employee stock plans	6,237	3,358
Net cash used in financing activities	(109,954)	(17,843)

Net decrease in cash and cash equivalents	(10,974)	(5,011)
Cash and cash equivalents at beginning of period	51,126	44,819
Cash and cash equivalents at end of period	$40,152	$39,808
	======	======